Exhibit 107

Calculation of Filing Fee Tables

SF-1
(Form Type)

BMO Commercial Mortgage Securities LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Mortgage Backed Securities	BMO 2026-5C17 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-5C17	457(o)	$1,000,000	100%	$1,000,000	0.000087	$87
Fees Previously Paid
	Total Offering Amounts					$1,000,000		$87
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$87

(1)	Estimated solely for the purpose of calculating the registration fee.